Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-227492, 333-232772, 333-236104, and 333-241665) and on Form S-8 (Nos. 333-218984 and 333-241666) of Athenex, Inc. of our report dated July 9, 2021, relating to the financial statements of Kuur Therapeutics Inc., appearing in the Current Report on Form 8-K/A of Athenex, Inc.

/s/ Moss Adams LLP

Denver, Colorado

July 19, 2021